SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                              ___________________

                                 SCHEDULE 13G

               INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
		    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (Amendment No. 2, Exiting)


			          AVATAR HOLDINGS INC.
				   (Name of Issuer)


			  Common Stock, $1 Par Value
			   Title of Class of Securities)


				    053494100
				  (CUSIP Number)

                                 December 31, 2003
                (Date of event which requires filing this statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[ ]  Rule 13d-1 (b)
	[X]  Rule 13d-1 (c)
	[ ]  Rule 13d-1 (d)

	*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to the "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G


	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Caxton International Limited

        2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)  n/a
	(b)  X

        3
SEC USE ONLY

	4

CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

	5
SOLE VOTING POWER
0


	6
SHARED VOTING POWER
216,560


	7
SOLE DISPOSITIVE POWER
0


	8
SHARED DISPOSITIVE POWER
216,560

	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
216,560

	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*	o


	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
2.5%

	12
TYPE OF REPORTING PERSON*
 CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!


SCHEDULE 13G

       1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Caxton Equity Growth LLC  22-3682580

	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)  n/a
	(b)  X

        3
SEC USE ONLY

	4

CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

	5
SOLE VOTING POWER
0


	6
SHARED VOTING POWER
31,894


	7
SOLE DISPOSITIVE POWER
0


	8
SHARED DISPOSITIVE POWER
31,894
	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
31,894

	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*	o

	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
..4%

	12
TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!


SCHEDULE 13G

1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Caxton Equity Growth (BVI) Ltd.

	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)  n/a
	(b) X

        3
SEC USE ONLY

	4

CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

	5
SOLE VOTING POWER
0


	6
SHARED VOTING POWER
119,259


	7
SOLE DISPOSITIVE POWER
0


	8
SHARED DISPOSITIVE POWER
119,259

	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
119,259

	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*	o

	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
1.4%

	12
TYPE OF REPORTING PERSON*
CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!


SCHEDULE 13G

	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

Caxton Associates, L.L.C.  22-3430173

        2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)  n/a
	(b)  X

	3
SEC USE ONLY

	4

CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

	5
SOLE VOTING POWER
0


	6
SHARED VOTING POWER
367,713

	7
SOLE DISPOSITIVE POWER
0


	8
SHARED DISPOSITIVE POWER
367,713

	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
367,713

	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*	o

	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
4.2%

	12
TYPE OF REPORTING PERSON*
CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!


 SCHEDULE 13G

	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

Bruce S. Kovner

	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)  n/a
	(b) X

        3
SEC USE ONLY

	4

CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

	5
SOLE VOTING POWER
0


	6
SHARED VOTING POWER
367,713


	7
SOLE DISPOSITIVE POWER
0

	8
SHARED DISPOSITIVE POWER
367,713

	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
367,713

	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*	o

	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
4.2%

	12
TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!


SCHEDULE 13G

	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

Kurt Feuerman

	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)  n/a
	(b) X

	3
SEC USE ONLY

	4

CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

	5
SOLE VOTING POWER
16,400


	6
SHARED VOTING POWER
0


	7
SOLE DISPOSITIVE POWER
16,400


	8
SHARED DISPOSITIVE POWER
0

	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
16,400

	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*	o

	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0.2%

	12
TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!


SCHEDULE 13G

	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

Ken Rader

        2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)  n/a
	(b)  X

	3
SEC USE ONLY

	4

CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

	5
SOLE VOTING POWER
2,200


	6
SHARED VOTING POWER
0

	7
SOLE DISPOSITIVE POWER
2,200

	8
SHARED DISPOSITIVE POWER
0

	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,200

	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*	o

	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0.03%

	12
TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!


This Amendment 2 (Exiting) to Schedule 13G relates to the
Common Stock, par value $1 per share (the "Common Stock")
of Avatar Holdings Inc., a Delaware corporation,
201 Alhambra Circle, Coral Gables, FL  33134

Item 4.		Ownership

(a) Amount beneficially owned:

   (i) The amount of shares of Common Stock beneficially owned by Caxton International Limited ("Caxton International") is 216,560.
   (ii) The amount of shares of Common Stock beneficially owned by Caxton Equity Growth (BVI) Ltd. ("Caxton Equity Growth (BVI)") is 119,259.
   (iii) The amount of shares of Common Stock beneficially owned by Caxton Equity Growth LLC ("Caxton Equity Growth") is 31,894.
   (iv) The amount of shares of Common Stock considered to be beneficially owned by Caxton Associates, L.L.C. ("Caxton Associates") by reason of its voting and dispositive powers is 367,713.
   (v) Mr. Kovner, by reason of being Chairman of Caxton Associates and the sole shareholder of Caxton Corporation, the manager and majority owner of Caxton Associates is also deemed to beneficially own such shares.
   (vi) The amount of shares of Common Stock beneficially owned by Mr. Feuerman is 16,400.
   (vii) The amount of shares of Common Stock beneficially owned by Mr. Rader is 2,200.

(b)  Percent of Class:

   (i) Caxton International beneficially owns 2.5% of the Class of Common Stock.
   (ii) Caxton Equity Growth (BVI) beneficially 1.4% owns of the Class of Common Stock.
   (iii) Caxton Equity Growth beneficially owns .4% of the
	 Class of Common Stock.
   (iv) Caxton Associates is deemed to beneficially own 4.2% of the class of Common Stock.
   (v) Mr. Kovner is deemed to beneficially own 4.2% of the Class of Common Stock.
   (vi) Mr. Feuerman beneficially owns 0.2% of the Class of Common Stock.
   (vii) Mr. Rader beneficially owns 0.03% of the Class of Common Stock.


(c)  Number of shares as to which Caxton International has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  216,560
	(iii)  Sole power to dispose or to direct the disposition of: 0
	(iv)   Shared power to dispose or to direct the disposition
               of:  216,560

     Number of shares as to which Caxton Equity Growth (BVI) has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  119,259
	(iii)  Sole power to dispose or to direct the disposition of: 0
	(iv)   Shared power to dispose or to direct the disposition
               of:  119,259

     Number of shares as to which Caxton Equity Growth has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  31,894
	(iii)  Sole power to dispose or to direct the disposition of: 0
	(iv)   Shared power to dispose or to direct the disposition
               of:  31,894

     Number of shares as to which Caxton Associates has:
	(i)    Sole power to vote or to direct the vote: 0
	(ii)   Shared power to vote or to direct the vote:  367,713
	(iii)  Sole power to dispose or to direct the disposition of: 0
	(iv)   Shared power to dispose or to direct the disposition
               of:  367,713

	Number of shares as to which Mr. Kovner has:
	(i)    Sole power to vote or to direct the vote: 0
	(ii)   Shared power to vote or to direct the vote:  367,713
	(iii)  Sole power to dispose or to direct the disposition of: 0
	(iv)   Shared power to dispose or to direct the disposition
               of:  367,713

	Number of shares as to which Mr. Feuerman has:
	(i)    Sole power to vote or to direct the vote: 16,400
	(ii)   Shared power to vote or to direct the vote: 0
	(iii) Sole power to dispose or to direct the disposition of: 16,400
	(iv) Shared power to dispose or to direct the disposition of: 0

        Number of shares as to which Mr. Rader has:
	(i)    Sole power to vote or to direct the vote: 2,200
	(ii)   Shared power to vote or to direct the vote: 0
	(iii) Sole power to dispose or to direct the disposition of: 2,200
	(iv) Shared power to dispose or to direct the disposition of: 0


Item 5.	        Ownership of Five Percent or Less of a Class.
	        [X]



Item 10.	Certification.

	By signing below, each of the reporting persons hereby certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.


January 8, 2004



CAXTON INTERNATIONAL LIMITED


By:/s/Joseph Kelly
      Name:  Joseph Kelly
      Title: Vice President and Treasurer


By:/s/Maxwell Quin
      Name:  Maxwell Quin
      Title: Vice President and Secretary


CAXTON EQUITY GROWTH (BVI) Ltd.


By:/s/Joseph Kelly
       Name:  Joseph Kelly
       Title: Vice President


By:/s/Maxwell Quin
       Name:  Maxwell Quin
       Title: Secretary

CAXTON EQUITY GROWTH LLC

By:/s/Scott B. Bernstein
       Name:  Scott B. Bernstein
       Title: Secretary, Caxton Associates, L.L.C., Manager


CAXTON ASSOCIATES, L.L.C.


By:/s/Scott B. Bernstein
      Name:  Scott B. Bernstein
      Title: Secretary


/s/Bruce S. Kovner
Bruce S. Kovner, by Scott B. Bernstein as
Attorney-in-Fact


/s/Kurt Feuerman
Kurt Feuerman

/s/Ken Rader
Ken Rader


Certification


The undersigned hereby certifies that the shares of Avatar Holdings Inc. purchased on behalf of Caxton International Limited, Caxton Equity Growth (BVI), Caxton Equity Growth LLC and the shares owned by Mr. Feuerman and Mr. Rader personally were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


					 /s/Kurt Feuerman
                                         Kurt Feuerman

               				 /s/Ken Rader
					 Ken Rader



Date: January 8, 2004